Exhibit a(78)

MANNING & NAPIER FUND, INC.

ARTICLES OF AMENDMENT

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND:    Pursuant to the authority granted to the Board of Directors of the Corporation (the “Board”) in the Corporation’s Articles of Incorporation (the “Articles”), the Board has duly adopted resolutions on November 17, 2016 for the purpose of redesignating certain shares of the Corporation’s common stock, as set forth below:

Current Designation	New Designation
World Opportunities Series Class A	World Opportunities Series Class S

THIRD:    The description of the shares of stock designated as set forth above, including any preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is as set forth in the Articles and has not changed in connection with these Articles of Amendment.

FOURTH:    Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, these Articles of Amendment are limited to changes expressly authorized by Section 2-105 or Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH:    These Articles of Amendment shall become effective at 12:00 a.m., Eastern Time, on May 1, 2017.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 12th day of April, 2017.

MANNING & NAPIER FUND, INC.
By:	/s/ Michele T. Mosca
Michele T. Mosca
President

[SEAL]

Attest:

/s/ Elizabeth Craig

Elizabeth Craig

Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Michele T. Mosca
Michele T. Mosca
President